Registration No. 333-239019

As filed with the Securities and Exchange Commission on March 13, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6 TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COSCIENS Biopharma Inc.

(f/k/a Aeterna Zentaris Inc.)

(Exact name of registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Canada	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Borden Ladner Gervais, LLP

22 Adelaide St. West, Suite 3409

Bay Adelaide Centre, East Tower

Toronto ON M5H YE3, Canada

(Address, including zip code, and telephone number,

Including area code, of Registrant’s principal executive offices)

Giuliano La Fratta

Chief Financial Officer

COSCIENS Biopharma Inc.

c/o Borden Ladner Gervais, LLP

22 Adelaide St. West, Suite 3409

Bay Adelaide Centre, East Tower

Toronto ON M5H YE3, Canada

Telephone: (843) 900-3223

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

Scott R. Saks, Esq.

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

Telephone: (212) 318-3151

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On June 8, 2020, COSCIENS Biopharma Inc. (f/k/a Aeterna Zentaris Inc. ) (the “Company”) filed a Registration Statement on Form F-1 (File No. 333-239019) (the “Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on June 16, 2020, initially registering the disposition from time to time by the selling shareholders named in the Registration Statement of up to 6,177,174 common shares, no par value per share, of the Company (“Shares”), consisting of (i) 3,325,000 Shares that may have been acquired upon exercise of outstanding unregistered warrants previously issued by the Company in September 2019 which were exercisable until September 24, 2024, (ii) 2,608,696 Shares that may have been acquired upon exercise of outstanding unregistered warrants previously issued by the Company in February 2020 which were exercisable until August 21, 2025, and (iii) 243,478 Shares that may have been acquired upon exercise of outstanding unregistered warrants previously issued by the Company in February 2020 as placement agent consideration which were exercisable until February 19, 2025. All Shares of the Company carry rights to purchase additional Shares pursuant to a Shareholder Rights Plan Agreement between the Company and Computershare Trust Company of Canada. Such purchase rights are attached to and trade with the Shares. The Registration Statement also registered the purchase rights attached to the Shares registered under the Registration Statement.

This Post-Effective Amendment No. 6 to Form F-1 relates to the Registration Statement. The Company has terminated the offering of the securities pursuant to the Registration Statement in the United States. In accordance with undertakings contained in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 6 hereby terminates the effectiveness of the Registration Statement and removes from registration any and all of such securities registered and remaining unsold under the Registration Statement as of the date this Post-Effective Amendment No. 6 is declared effective by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 promulgated thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 6 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, on this 13th day of March, 2026.

COSCIENS BIOPHARMA INC.

By:	/s/ Giuliano La Fratta
Name:	Giuliano La Fratta
Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 6 to the Registration Statement in reliance upon Rule 478 promulgated under the Securities Act of 1933, as amended.